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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Kaufman              Richard
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   (Last)               (First)                 (Middle)

c/o Cross Media Marketing Corporation
461 Fifth Avenue
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                                    (Street)

   New York            New York                 10017
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Cross Media Marketing Corporation ("XMM")
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   August 29, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

President and Chief Operating Officer
-------------------------------------

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7. Individual or Joint/Group Filing (Check applicable line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

================================================================================


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.               6.
                                                                 4.                            Amount of        Owner-
                                      2A                         Securities Acquired (A) or    Securities       ship
                                      Deemed        3.           Disposed of (D)               Beneficially     Form:     7.
                                      Execution     Transaction  (Instr. 3, 4 and 5)           Owned            Direct    Nature of
                         2.           Date,         Code         ----------------------------  Following        (D) or    Indirect
1.                       Transaction  if any        (Instr. 8)                   (A)           Reported         Indirect  Beneficial
Title of Security        Date         (Month/Day/,  ------------                 or            Transaction(s)   (I)       Ownership
(Instr. 3)               (mm/dd/yy)      Year)       Code     V      Amount      (D)    Price  (Instr. 3 and 4) Instr.4)  (Instr. 4)
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
Common Stock, par value
$.001 per share          8/29/02                     P              10,000        A     $1.40    14,000            D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).                                                                (Over)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control
number.                                                          SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================








                                                                                                           9.
                                                                                                           Number
                                                                                                           of        10.
                                                                                                           Deriv-    Owner-
                                                                                                           ative     ship
            2.                                                                                             Secur-    Form of
            Conver-                             5.                              7.                         ities-    Deriv-  11.
            sion                                Number of                       Title and Amount           Bene-     ative   Nature
            or                                  Derivative    6.                of Underlying     8.       ficially  Secur-  of
            Exer-           3A.        4.       Securities    Date              Securities        Price    Owned     ity:    In-
            cise    3.      Deemed     Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct  direct
            Price   Trans-  Execution  action   or Disposed   Expiration Date   ----------------  Deriv-   ing Rep-  (D) or  Bene-
1.          of      action  Date, if   Code     of(D)         (Month/Day/Year)            Amount  ative    orted     In-     ficial
Title of    Deriv-  Date    any        (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct  Owner-
Derivative  ative   (Month/ (Month/    8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)     ship
Security    Secur-  Day/    Day/       ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)  ity     Year)    Year)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


/s/ Richard Kaufman                                         August 30, 2002
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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